Exhibit 4.51

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

by and among

UXIN LIMITED

MR. KUN DAI

XIN GAO GROUP LIMITED

ASTRAL SUCCESS LIMITED

ABUNDANT GRACE INVESTMENT LIMITED

and

ABUNDANT GLORY INVESTMENT L.P.

Dated July 27, 2022

TABLE OF CONTENTS

-i-

-ii-

SCHEDULES

SCHEDULE A

Principal Securities

SCHEDULE B

Deed of Adherence

-iii-

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is entered into on July 27, 2022 by and among:

1. Uxin Limited, an exempted company organized under the Laws of the Cayman Islands (the “Company”),

2. Mr. Kun Dai (戴琨) (PRC identity card no. [*]) (the “Principal”),

3. Xin Gao Group Limited, a company organized under the Laws of the British Virgin Islands (“Xin Gao” or the “Principal Holding Company”, collectively with the Principal, the “Principal Parties”, and each a “Principal Party”),

4. Astral Success Limited, a company limited by shares incorporated under the Laws of the British Virgin Islands (“Joy Capital”),

5. Abundant Grace Investment Limited, a company limited by shares incorporated under the Laws of British Virgin Islands (“NIO Grace”), and

6. Abundant Glory Investment L.P., a limited partnership formed under the Laws of British Virgin Islands (“NIO Glory”, together with NIO Grace, “NIO Capital”, and NIO Capital and Joy Capital, collectively the “Investors” and each an “Investor”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A Certain Investors are the holders of the Company’s Senior Preferred Shares and possess information rights, participation rights, rights of first refusal, co-sale rights and other rights pursuant to that certain Investors’ Rights Agreement dated July 12, 2021, by and among the Company, Joy Capital, NIO Grace and the Principal Parties, as amended by the Joinder Agreement to the Investors’ Rights Agreement dated November 15, 2021, by and among NIO Grace and certain other parties thereto (the “Prior Agreement”).

B The Company and NIO Grace have entered into that certain Share Subscription Agreement, dated June 30, 2022 (as may be supplemented and amended from time to time, the “Subscription Agreement”), pursuant to which, among other things, each Investor thereto, severally but not jointly, has agreed to purchase certain Senior Preferred Shares from the Company.

C The Subscription Agreement provides that the execution and delivery of this Agreement shall be a condition precedent to the consummation of the transactions contemplated under the Subscription Agreement.

D The Parties desire to enter into this Agreement to regulate their relationship with each other and certain aspects of the affairs, and their dealings, with the Company. The terms and conditions of this Agreement, upon its duly execution, shall amend, restate, supersede and replace in their entirety the Prior Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

Article I
DEFINITIONS and interpretation

Section 1.01 Definitions. Unless the context otherwise requires, the following terms shall have the meanings ascribed to them below:

“Additional Number” has the meaning assigned to such term in Section 3.03.

“Additional Offered Shares” has the meaning set forth in Section 5.03(iii).

“ADSs” means the American Depositary Shares of the Company, each representing three (3) Class A Ordinary Shares.

“Affiliate” has the meaning given to such term in the Subscription Agreement.

“Agreement” has the meaning assigned to such term in the preamble.

“Annual Budget” means an annual budget in respect of a fiscal year of the Group, setting forth, among other things, the projected balance sheets, income statements and statements of cash flows for such period; the projected budget for operation of each major business segment; any dividend or distribution to be declared or paid; the projected incurrence, assumption or refinancing of indebtedness; projected revenue and profit during such period; any proposed merger, consolidation, reorganization, or amalgamation of any Group Member with or into any other Person, or any scheme of arrangement or other business combination with or into any other Person; and payments projected to be made not in the ordinary course of business of the Group.

“Applicable Laws”, “Law” or “Laws” means, with respect to any Person, any transnational, domestic or foreign federal, national, state, provincial, local or municipal law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or any of such Person’s assets, rights or properties.

“Beneficial Owner” has the meaning given such term in Rule 13d-3 under the Exchange Act, provided that Beneficial Ownership under Rule 13d-3(1)(i) shall be determined based on whether a Person has a right to acquire Beneficial Ownership irrespective of whether such right is exercisable within 60 days of the time of determination, and “Beneficially Own”, “Beneficially Owned” and “Beneficial Ownership” have meanings correlative to that of Beneficial Owner.

“Board” means the board of directors of the Company.

“BOCOM” means BOCOM International Supreme Investment Limited, a business company duly incorporated and validly existing under the Laws of the British Virgin Islands.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the Cayman Islands, the People’s Republic of China (which for the purpose of this Agreement shall exclude Hong Kong SAR, Macau SAR and Taiwan) or the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Designation” means the Amended and Restated Certificate of Designation of Senior Convertible Preferred Shares dated as of the date hereof approved and adopted by the Board, as may be supplemented, amended or restated from time to time.

“Charter Documents” means, with respect to any Person that is not a natural person, such Person’s articles of incorporation, certificate of incorporation, by-laws, memorandum of associations, articles of association and other similar organizational documents. Unless the context otherwise requires, any reference to “Charter Documents” refers to the Charter Documents of the Company.

“Class A Ordinary Shares” means the Company’s Class A ordinary shares, par value $0.0001 per share.

“Class B Ordinary Shares” means the Company’s Class B ordinary shares, par value $0.0001 per share.

“Code” means the Inland Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble.

“Company Options” has the meaning assigned to such term in Section 3.05(i).

“Company Securities” the Equity Securities of the Company.

“Confidential Information” has the meaning assigned to such term in Section 6.01.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of Beneficial Ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Shares” means Class A Ordinary Shares issued or issuable upon conversion of the Senior Preferred Shares.

“Co-Sale Holder” has the meaning assigned to such term in Section 5.04.

“Co-Sale Notice” has the meaning assigned to such term in Section 5.04.

“Co-Sale Pro Rata Portion” has the meaning assigned to such term in Section 5.04(i).

“Co-Sale Right Period” has the meaning assigned to such term in Section 5.04.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, depositary shares, profits interests, ownership interests, equity interests, registered capital, and other equity securities or ownership interests of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing. Unless the context otherwise requires, any reference to “Equity Securities” refers to the Equity Securities of the Company.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, right of first refusal, claim, easement, right-of-way, option, preemptive or similar right or other restriction of any kind or nature.

“Existing Share Incentive Scheme” means the Company’s 2018 Second Amended and Restated Share Incentive Plan.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any rules and regulations promulgated thereunder.

“Extension Period” has the meaning assigned to such term in Section 5.03(iii).

“First Participation Notice” or “First Participation Period” has the meaning assigned to such term in Section 3.02.

“First Refusal Expiration Notice” has the meaning assigned to such term in Section 5.03(viii).

“Fully Participating Investors” has the meaning assigned to such term in Section 3.03.

“Governmental Entity” means any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof.

“Group” means the Company and its direct and indirect Subsidiaries, and “Group Member” means any of them.

“HKIAC” has the meaning assigned to such term in Section 11.16(i).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Investor” has the meaning assigned to such term in the preamble.

“Investor ROFR Period” has the meaning assigned to such term in Section 5.03(ii).

“Joy Capital” has the meaning assigned to such term in the preamble.

“Memorandum and Articles” means the amended and restated memorandum and articles of association of the Company currently in effect, as may be amended or restated from time to time.

“NASDAQ” means the NASDAQ Global Select Market.

“New Securities” means any Equity Securities issued and allotted by the Company on or after the date of this Agreement, other than such allotments and issuances of Equity Securities expressly excluded under Section 3.05.

“NIO Grace”, “NIO Glory” or “NIO Capital” has the meaning assigned to such term in the preamble.

“Non-Selling Shareholders” has the meaning assigned to such term in Section 5.03(i).

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Offered Shares” has the meaning assigned to such term in Section 5.03(i).

“Ordinary Share Equivalents” means (a) any rights, options or warrants to acquire Ordinary Shares and (b) any depositary shares (including, without limitation, the ADSs), notes, debentures, preference shares or other Equity Securities or rights, which are ultimately convertible or exercisable into, or exchangeable for, Ordinary Shares.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares.

“Overallotment New Securities” has the meaning assigned to such term in Section 3.03.

“Over-Purchasing Holder” has the meaning assigned to such term in Section 5.03(iii).

“Oversubscribing Fully Participating Investors” has the meaning assigned to such term in Section 3.03.

“Participation Rights Holder” has the meaning assigned to such term in Section 3.02.

“Party” has the meaning assigned to such term in the preamble.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Entity.

“Permitted Transferee” has the meaning assigned to such term in Section 5.02(ii).

“PFIC” means a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

“PRC” means the People’s Republic of China.

“Principal” has the meaning assigned to such term in the preamble.

“Principal Holding Company” or “Principal Party” has the meaning assigned to such term in the preamble.

“Principal Lock-up Period” means the period commencing on the date hereof and continuing until June 30, 2025.

“Principal Securities” has the meaning assigned to such term in Section 8.01(i).

“Prior Agreement” has the meaning set forth in the recitals.

“Purchasing Holders” has the meaning set forth in Section 5.03(iii).

“Re-allotment Notice” has the meaning set forth in Section 5.03(iii).

“Registration Rights Agreement” has the meaning set forth in the Subscription Agreement.

“Remaining Offered Shares” has the meaning set forth in Section 5.03(iii).

“Restricted Business” has the meaning set forth in Section 9.01(i).

“Representatives” means, with respect to any Person, the directors, officers, legal representatives, employees, counsel, accountants, agents, consultants, advisors and other representatives of such Person and its Subsidiaries and any other Person acting on behalf of the foregoing.

“Related Party” means (i) any shareholder of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary, (iii) any officer of the Company or any Subsidiary, (iv) any employee of the Company or any Subsidiary, (v) any Relative of a shareholder, director, officer or employee of the Company or any Subsidiary, (vi) any Person in which any shareholder or any director or officer of the Company or any Subsidiary has any interest, other than a passive shareholding of less than 5% in a publicly listed company, and (vii) any other Affiliate of the Company or any Subsidiary.

“Relative” of a natural person means the spouse of such person and any parent, grandparent, child, grandchild, sibling, cousin, in-law, uncle, aunt, nephew or niece of such person or spouse.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Participation Notice” or “Second Participation Period” has the meaning assigned to such term in Section 3.03.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any rules and regulations promulgated thereunder.

“Selling Shareholder” has the meaning assigned to such term in Section 5.03(i).

“Senior Preferred Shares” means the senior convertible preferred shares of the Company with such preference, priority, special privilege and other rights provided in the Certificate of Designation.

“Shares” means Ordinary Shares and Senior Preferred Shares.

“Subscription Agreement” has the meaning set forth in the recitals.

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or Controlled by the Company, and includes any entity which is directly or indirectly Controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company).

“Tax” means (a) all U.S. federal, state, local, non-U.S., and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative or add-on minimum taxes, customs, unclaimed property or escheat, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto and (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of (1) being a “transferee” (within the meaning of Section 6901 of the Code, or any other Applicable Law) of another Person, (2) being a member of an affiliated, combined, consolidated or unitary group or (3) any contractual liability.

“Transaction Documents” has the meaning set forth in the Subscription Agreement.

“Transfer” (or any correlative term) means, in respect of any Equity Securities, a direct or indirect sale, assignment, pledge, charge, mortgage, hypothecation, gift, placement in trust (voting or otherwise) or transfer by operation of Law of such Equity Securities (including through the transfer of shares or ownership interest in any Person that directly or indirectly Controls any Person that holds such Equity Securities), or the creation of a security interest in, or lien on, or any other Encumbrance or disposal (directly or indirectly and whether or not voluntary) on such Equity Securities, and shall include any transfer by will or intestate succession or entry into any swap or other derivatives transaction that transfers to any Person, in whole or in part, any of the economic benefits or risks of ownership of such Equity Securities, whether any such transaction is to be settled by delivery of such Equity Securities or other Equity Securities, in cash or otherwise.

“Transfer Notice” has the meaning assigned to such term in Section 5.03(i).

“Trust” has the meaning assigned to such term in Section 8.01(iv).

“U.S.” means the United States of America.

“U.S. GAAP” means the generally accepted accounting principles as applied in the United States.

“U.S. Investor” means any Investor who is or is deemed a United States person or one or more owners of such Investor is or is deemed as United States persons under the Code, or subject to Tax reporting obligation under the Code.

“Warrants” means, collectively, the warrant to purchase certain Senior Preferred

Shares delivered to Joy Capital dated July 12, 2021 and the warrants to purchase certain Senior Preferred Shares delivered to NIO Grace and NIO Glory respectively dated November 15, 2021, each as may be supplemented, amended or restated from time to time.

“2019 Notes” means the Convertible Notes originally in the aggregate principal amount of $230,000,000 issued by the Company pursuant to the Convertible Note Purchase Agreement dated May 29, 2019 entered into by and among the Company, Redrock Holding Investments Limited, TPG Growth III SF Pte. Ltd., 58.com Holdings Inc. and certain other parties thereto, as supplemented, amended or restated from time to time.

“2021 Subscription Agreement” means the Share Subscription Agreement dated June 14, 2021 by and among the Company and certain Investors thereto, as supplemented and amended from time to time.

“2021 Transaction Documents” means the “Transaction Documents” set forth in the 2021 Subscription Agreement, provided that, to the extent any 2021 Transaction Document is supplemented, amended or restated, it shall be referred to such 2021 Transaction Document as supplemented, amended or restated.

“2021 Voting Agreement” means the Voting Agreement dated July 12, 2021 entered into by and among the Company, the Principal Parties, certain Investors, Redrock Holding Investments Limited, TPG Growth III SF Pte. Ltd. and 58.com Holdings Inc., as supplemented, amended or restated from time to time.

“2022 Voting Agreement” means the Voting Agreement dated as the date hereof entered or to be entered into by and among the Company, the Principal Parties and the Investorsas supplemented, amended or restated from time to time.

Section 1.02 Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Article I shall have the meanings assigned to them in this Article I and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under U.S. GAAP, (iii) all references in this Agreement to designated “Sections” and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) references to this Agreement and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (vii) the term “including” will be deemed to be followed by “, but not limited to,” (viii) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (ix) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (x) the term “voting power” refers to the number of votes attributable to the Ordinary Shares in accordance with the terms of the Memorandum and Articles, (xi) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xii) references to Laws include any such Law modifying, re‑enacting, extending or made pursuant to the same or which is modified, re‑enacted, or extended by the same or pursuant to which the same is made, and (xiii) all references to dollars or to “$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

Article II
information rights

Section 2.01 Financial Information. Except to the extent such materials are available to the public through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (also known as “EDGAR”) or its Interactive Data Electronic Applications information portal (also known as “IDEA”) or through Bloomberg (or other similar financial information service provider) at the relevant time, the Company agrees to provide to the Investors:

(i) as soon as practicable, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, consolidated and consolidating income statements and statements of cash flows for the Company and its Subsidiaries for such fiscal year and consolidated and consolidating balance sheets and accounts receivable aging reports for the Company and its Subsidiaries as of the end of the fiscal year, setting forth in each case comparisons to the Annual Budget and to the preceding fiscal year, all prepared in accordance with U.S. GAAP, consistently applied, and audited and certified by the Company’s auditors and accompanied by a copy of such auditing firm's annual management letter to the Board;

(ii) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter, unaudited financial statements of the Company and its Subsidiaries for such fiscal quarter, including unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated and consolidating statements of income and cash flows for such fiscal quarter and for the period from the beginning of the then-current fiscal year to the end of such fiscal quarter, setting forth in each case comparisons to the Annual Budget and to the corresponding period in the preceding fiscal year, all prepared in accordance with U.S. GAAP, consistently applied, subject to changes resulting from audit and normal year-end adjustments made in accordance with U.S. GAAP, consistently applied;

(iii) as soon as practicable, but in any event within fourteen (14) days after the end of each monthly accounting period in each fiscal year, unaudited financial statements of the Company and its Subsidiaries for such monthly period, including unaudited consolidated and consolidating required balance sheet items of the Company and its Subsidiaries as at the end of such monthly period and the related consolidated and consolidating management accounts, required cash flow items and statements of income for such monthly period and for the period from the beginning of the then-current fiscal year to the end of such monthly period, setting forth in each case comparisons to the Annual Budget and to the corresponding period in the preceding fiscal year, all prepared in accordance with U.S. GAAP, consistently applied, subject to changes resulting from audit and normal year-end adjustments made in accordance with U.S. GAAP, consistently applied;

(iv) within thirty (30) days prior to the beginning of each fiscal year of the Company, an Annual Budget in respect of such upcoming fiscal year, to be approved by the Board;

(v) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company’s or its Subsidiaries’ operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

(vi) as soon as available, copies of any communications, or reports or statements furnished to or filed by the Company (other than such information covered under sub clauses (i), (ii) and (iii) above), with the SEC or any securities exchange on which any class of Equity Securities of the Company may be listed;

(vii) promptly (but in any event within five Business Days) after the discovery or receipt of notice of any Event of Default (as such term is defined in its respective 2019 Note), any default under any material agreement to which it or any of its Subsidiaries is a party, any condition or event which is reasonably likely to result in any material adverse effect affecting the Company or any Subsidiary (including, without limitation, the filing of any material litigation against the Company or any Subsidiary or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), a certificate from an officer of the Company specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto; and

(viii) as soon as practicable, such other information and financial data concerning the Company and its Subsidiaries as the Investors may reasonably request.

Section 2.02 Exchange Act Filings; Rule 144 Information. As long as any of the Investors holds any Senior Preferred Shares or Conversion Shares or ADSs, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any of the Senior Preferred Shares or Conversion Shares are “restricted securities” as defined in Rule 144 (or any successor rule thereto), if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and make publicly available in accordance with Rule 144(c), and furnish to the Investors such information, as is required to sell such Senior Preferred Shares or Conversion Shares under Rule 144 (or any successor rule thereto), to the extent Rule 144 is available to the Investors for the public resale of restricted securities. In addition, the Company shall maintain its eligibility to register the Senior Preferred Shares or Conversion Shares for resale by the Investors on Form F-3 or any similar short form registration statement hereafter adopted by the SEC.

Section 2.03 Books, Records and Internal Controls.

(i) The Company shall, and shall cause each Subsidiary to, (A) make and keep books, records and accounts which, in reasonable detail, accurately and fairly (x) reflect their transactions and dispositions of assets and (y) present their financial instruments and Equity Securities; and (B) prepare its financial statements and disclosure documents accurately, in accordance with U.S. GAAP, and ensure the completeness and timeliness of such financial statement and disclosure documents in all material respects.

(ii) The Company shall, and shall cause each Subsidiary to, devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:

(a) transactions are executed and access to assets is permitted only in accordance with management’s general or specific authorization;

(b) transactions are recorded as necessary to permit preparation of periodic financial statements in conformity with U.S. GAAP or any other criteria applicable to such statements and to maintain accountability for assets;

(c) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and

(d) any transaction by and between the Company, its Subsidiaries and any Related Party is properly monitored, recorded and disclosed.

(iii) The Company shall, and shall cause each Subsidiary to, install and have in operation an accounting and control system, management information system and books of account and other records, which together will adequately give a fair and true view of the financial condition of the Company and its Subsidiaries and the results of their operations in conformation with U.S. GAAP, as applicable.

Section 2.04 Inspection Rights. Notwithstanding any additional rights the Investors may have under the Memorandum and Articles or under Applicable Law, the Company will, and will cause each of its Subsidiaries to, upon reasonable prior written notice of any of the Investors, permit such Investor and its Representatives to have reasonable access at all reasonable times during regular working hours (and at the Investor’s sole cost and expense), and in a manner so as not to interfere with the normal business operations of the Company and each of its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties, to the officers and senior management, premises, employees, agents, contractors, accountants, customers, books, records, contracts, financial and operating data and other information with respect to the business, properties and personnel of or pertaining to the Company and any of its Subsidiaries, as such Investors may reasonably request in writing. Notwithstanding anything to the contrary in this Section 2.04, nothing in this Agreement shall require the Company or any of its Subsidiaries or Representatives to provide the Investors or any of its Representatives with access to any contracts, books, records, documents or other information (i) to the extent the disclosure of such contracts, books, records, documents or other information is prohibited by Law, or (ii) to the extent disclosure of such contracts, books, records, documents or other information, as reasonably determined by the Company’s counsel, would be reasonably likely to result in a breach of any confidentiality obligation to which the Company or any of its Subsidiaries are bound.

Section 2.05 Confidentiality. For the avoidance of doubt, any Confidential Information obtained by the Investors pursuant to this Article II shall be subject to Article VI.

Section 2.06 Listing. The Company shall maintain the ADSs’ authorization for listing on the NASDAQ. Neither the Company nor any other Group Member shall take any action which would be reasonably expected to result in the delisting or suspension of trading of the ADSs on the NASDAQ.

Section 2.07 United States Tax Information. As long as any U.S. Investor or its Affiliates hold any Senior Preferred Shares, Conversions Shares or ADSs, the Company shall use its best efforts to (and shall cause each of its Subsidiaries to) provide such U.S. Investor with such information and records and make such of its officers, directors, employees and agents available during usual business hours as may reasonably be requested by such U.S. Investor at any time or from time to time relating to:

(i) the income Tax classification of any distributions (whether cash, stock, in kind, or otherwise) made by the Company to the U.S. Investor, including the U.S. federal income Tax classification;

(ii) the extent to which a distribution made by the Company to the U.S. Investor is entitled to the benefits of any applicable income Tax treaty; and

(iii) all such other information that is reasonably necessary for the U.S. Investor, or any direct or indirect owner of the U.S. Investor, to duly complete and file its Tax Returns (as defined in the Subscription Agreement), or may be reasonably necessary in connection with any Tax audit or controversy.

Article III
Participation Right.

Section 3.01 General. In the event the Company proposes to undertake an allotment and issuance of New Securities, the Company hereby undertakes to the Investors that it shall not undertake such allotment and issuance of New Securities unless it first delivers to the Investors a Participation Notice and complies with the provisions set forth in this Article III.

Section 3.02 First Participation Notice. In the event that the Company proposes to undertake an issuance of any New Securities (in a single transaction or a series of related transactions), it shall give to each Investor (the “Participation Rights Holder”) written notice of its intention to issue such New Securities (the “First Participation Notice”), describing the amount and class of the New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have fifteen (15) days from the date of receipt of any such First Participation Notice (the “First Participation Period”) to agree on behalf of itself or its Affiliates in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of the New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within the First Participation Period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of such New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase. A Participation Rights Holder’s “Pro Rata Share” for purposes of the right of participation in this Article III is the ratio of (a) the number of Ordinary Shares into which the then outstanding Senior Preferred Shares held by such Participation Rights Holder are convertible (calculated on an as-converted basis), to (b) the total number of the Ordinary Shares into which the then outstanding Senior Preferred Shares held by all Participation Rights Holders are convertible (calculated on an as-converted basis) immediately prior to the issuance of the New Securities giving rise to the Right of Participation.

Section 3.03 Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to fully exercise its Right of Participation in accordance with Section 3.02 above, the Company shall promptly (but no later than three (3) Business Days after the expiration of the First Participation Period) give notice (the “Second Participation Notice”) to other Participation Rights Holders who have fully exercised their Right of Participation (the “Fully Participating Investors”) in accordance with Section 3.02 above, which notice shall set forth the number of the New Securities not purchased by the other Participation Rights Holders pursuant to Section 3.02 above (such shares, the “Overallotment New Securities”). Each Fully Participating Investor shall have fifteen (15) days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days thereafter. If, as a result thereof, the total number of additional New Securities the Fully Participating Investors (the “Oversubscribing Fully Participating Investors”) propose to buy exceeds the total number of the Overallotment New Securities, the number each such Oversubscribing Fully Participating Investor is entitled to subscribe will equal to the lesser of (x) its Additional Number and (y) the product obtained by multiplying (i) the number of the Overallotment New Securities available for subscription by (ii) a fraction, the numerator of which is the number of the Ordinary Shares into which the then outstanding Senior Preferred Shares held by such Oversubscribing Fully Participating Investor are convertible (calculated on an as-converted basis) and the denominator of which is the total number of the Ordinary Shares into which the then outstanding Senior Preferred Shares held by all the Oversubscribing Fully Participating Investors are convertible (calculated on an as-converted basis).

Section 3.04 Sale by the Company. If Participation Rights Holders fail or decline to exercise their rights or purchase all New Securities included in the First Participation Notice within the First Participation Period or the Second Participation Period under Section 3.02 or Section 3.03 (as the case may be), the Company shall have one hundred and twenty (120) days after the date of the First Participation Notice or Second Participation Notice, as the case may be, to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms no more favorable to the purchasers thereof than specified in the First Participation Notice. At the request of any Investor, the purchaser (which is not a party to this Agreement) shall be subject to all the terms and conditions of this Agreement by executing a Deed of Adherence in substantially the form attached hereto as Schedule B. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120)-day period, then the Company shall not thereafter issue or sell any New Securities without offering such New Securities to the Participation Rights Holders pursuant to this Article III again.

Section 3.05 New Securities. Notwithstanding anything to the contrary in this Article III, the Investor’s participation right under this Article III shall not apply to, and “New Securities” shall not include, the following allotments and issuances of Equity Securities:

(i) options, grants, awards, restricted shares or any other Ordinary Shares or Ordinary Share Equivalents issued under the Existing Share Incentive Scheme or any other employee share incentive scheme(s) approved pursuant to Section 2.04 of the 2021 Voting Agreement and Section 2.04 of the 2022 Voting Agreement (collectively, “Company Options”), and Equity Securities upon the exercise or conversion of any Company Options;

(ii) Ordinary Shares issued upon the termination of the Company’s American Depositary Receipts program or the termination, cancelation or exchange of any ADSs by the holders thereof;

(iii) Senior Preferred Shares issued pursuant to the Subscription Agreement and the 2021 Subscription Agreement and upon exercise of the Warrants;

(iv) Conversion Shares issued upon conversion of Senior Preferred Shares;

(v) Equity Securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event that has been approved in accordance with Section 2.04 of the 2021 Voting Agreement and Section 2.04 of the 2022 Voting Agreement; and

(vi) other than to the extent covered above in sub-clauses (i) and (ii), Ordinary Shares or ADSs issued upon the conversion or exercise of any Ordinary Share Equivalents outstanding as of the date of this Agreement or issued subsequent to the date of this Agreement in compliance with the participation rights set forth in this Article III (in each case, pursuant to the terms of the relevant Ordinary Share Equivalents as unmodified).

Article IV
COMPLIANCE WITH LAWS.

Section 4.01 Compliance with Laws.

(i) The Company shall not, and the Company shall cause each of its Subsidiaries and Representatives not to, directly or indirectly, make or authorize any offer, gift, payment, or transfer, or promise of, any money or anything else of value, or provide any benefit, to any government official, Governmental Entity or Person that would result in a breach of any anti-corruption law.

(ii) The Company shall not, and the Company shall cause each of its Subsidiaries not to, permit any government official to serve in any capacity within the Company or any of its Subsidiaries, including as a board member, employee or consultant.

(iii) The Company shall, and the Company shall cause each of its Subsidiaries to, maintain complete and accurate books and records, including records of payments to any government official or Governmental Entity, in accordance with anti-corruption laws and applicable generally accepted accounting principles.

(iv) The Company shall cooperate with any compliance audit or investigation by the Investors and provide all reasonable information and assistance requested upon an investigation or inquiry by a Governmental Entity directed to the Company or any shareholder of the Company.

(v) The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Applicable Laws, including the requirements of (a) the Sarbanes-Oxley Act of 2002, as amended, (b) any and all applicable rules and regulations promulgated by the SEC thereunder that are effective with the force of Law and (c) all applicable provisions of the sanction programs administered by OFAC.

Section 4.02 PFIC. The Company shall use its reasonable efforts to conduct its business activities and operations in a manner that avoids the Company or any of its Subsidiaries being considered a PFIC. The Company shall determine whether it or any of its Subsidiaries constituted a PFIC not later than seventy-five (75) days after the end of any fiscal year. The Company shall use its reasonable best efforts, in the event it is determined that it or any of its Subsidiaries is a PFIC, and at the request of any U.S. Investor, to furnish to such U.S. Investor: (i) all information necessary to permit the U.S. Investor (or any direct or indirect owner of the U.S. Investor) to complete United States Internal Revenue Service Form 8621 with respect to its interest in the Company or any of its Subsidiaries that are or may be PFICs, (ii) a PFIC Annual Information Statement described in United States Treasury Regulation Section 1.1295-1(g)(1) with respect to the Company and such of its Subsidiaries that are or may be PFICs, and shall attempt to provide such information within ninety (90) days of the end of the Company’s fiscal year.

Section 4.03 United States Tax Classification. The Company shall not take any action that would cause it to cease to be classified as a corporation for United States federal income Tax purposes (including, without limitation, filing any United States

Internal Revenue Service Form 8832 that would cause the Company to be taxed other than as a corporation for United States federal income Tax purposes).

Article V
Transfer restrictions.

Section 5.01 Principal Lock-up. Subject to Section 5.02, during the Principal Lock-up Period, no Principal Party shall Transfer, or publicly announce an intention to Transfer, any Equity Securities in the Company directly or indirectly held by the Principal Party as of the date hereof, without the prior written consent of the Investors. The Principal irrevocably agrees to cause and guarantee the performance by the Principal Holding Company of all of its covenants and obligations under this Section 5.01. Any purported Transfer by any Principal Party in violation of this Section 5.01 shall be null and void and of no force and effect and the Company shall refuse to recognize any such Transfer and shall not register or otherwise reflect on its records any change in ownership of such Equity Securities in the Company purported to have been Transferred.

Section 5.02 Permitted Transfers.

(i) Regardless of anything else contained herein, Section 5.01 shall not apply to Transfers of Equity Securities of the Company by the Principal Holding Company (i) to the Principal, a Relative of the Principal, a trust formed for the exclusive benefit of the Principal or his Relatives, or an entity 100% Controlled exclusively by the Principal, or (ii) through will or intestacy, in each case where the transferee shall have executed and delivered to each of the Parties (other than the transferor) an instrument, reasonably acceptable to the other Parties, agreeing to be bound by the terms and conditions of this agreement as if such transferee were the transferor.

(ii) Any transferee of Equity Securities expressly contemplated under Section 5.02 is hereinafter referred to as a “Permitted Transferee”. If any Permitted Transferee to which Equity Securities of the Company are Transferred ceases to be a Permitted Transferee of the Party from which or whom it acquired such Equity Securities of the Company pursuant to such provision, such Person shall reconvey such Equity Securities of the Company to such transferring Party (or another Permitted Transferee of such Party) immediately before such Person ceases to be a Permitted Transferee of such transferring Party so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such Transfer to such transferring Party (or another Permitted Transferee of such Party) as soon as practicable after the former Permitted Transferee receives notice thereof.

Section 5.03 Right of First Refusal. Transfer Notice.

(i) Subject to Section 5.01 and Section 5.02, if any of the Principal Parties, any of his/its Permitted Transferee (the “Selling Shareholder”) proposes to Transfer all or any Equity Securities of the Company directly or indirectly held by it/him, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to each of the Investors (collectively, the “Non-Selling Shareholders”) and the Company prior to such Transfer. The Transfer Notice shall describe in reasonable detail the proposed Transfer including, without limitation, the number of Equity Securities to be Transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee or acquirer. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer (if any).

(ii) Each Non-Selling Shareholder shall have the right for a period of fifteen (15) Business Days following the Non-Selling Shareholder’s receipt of the Transfer Notice (the “Investor ROFR Period”) to elect to purchase up to its respective pro rata share of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Non-Selling Shareholder may exercise such right of first refusal and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, by notifying the Selling Shareholder and the Company in writing, before expiration of the Investor ROFR Period as to the number of such Offered Shares that it wishes to purchase. Each Non-Selling Shareholder’s pro rata share of the Offered Shares shall be a fraction, the numerator of which shall be the total number of the Ordinary Shares into which the then outstanding Senior Preferred Shares held by such Non-Selling Shareholder on the date of the Transfer Notice are convertible (calculated on an as-converted basis) and the denominator of which shall be the total number of the Ordinary Shares into which the then outstanding Senior Preferred Shares held by all the Non-Selling Shareholders on such date are convertible (calculated on an as-converted basis).

(iii) If any Non-Selling Shareholder elects not to exercise or fully exercise or fails to fully exercise such right of first refusal pursuant to Section 5.03(ii), the Selling Shareholder shall, within three (3) Business Days after the expiration of the Investor ROFR Period, give notice of such election or failure (the “Re-allotment Notice”) to each other Non-Selling Shareholder that elected to purchase its entire pro rata share of the Offered Shares (the “Purchasing Holders”), which notice shall set forth the number of the Offered Shares not purchased by the other Non-Selling Shareholders pursuant to Section 5.03(ii) (such shares, the “Remaining Offered Shares”). Such Re-allotment Notice may be made by telephone if confirmed in writing within five (5) Business Days. The Purchasing Holders shall have a right of re-allotment such that they shall have ten (10) Business Days from the date of such Re-allotment Notice was given (the “Extension Period”) to elect to increase the number of the Offered Shares they agreed to purchase under Section 5.03(ii). Such right of re-allotment shall be subject to the following conditions: Each Purchasing Holder shall first, within the Extension Period, notify the Selling Shareholder of its desire to increase the number of the Offered Shares it agreed to purchase under Section 5.03(ii), stating the number of the additional Offered Shares it proposes to buy (the “Additional Offered Shares”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, the total number of Additional Offered Shares the Purchasing Holders propose to buy exceeds the total number of the Remaining Offered Shares, each such Purchasing Holder (an “Over-Purchasing Holder”) shall be entitle to buy such number of Remaining Offered Shares equal to the lesser of (x) its Additional Offered Shares and (y) the product obtained by multiplying (i) the number of the Remaining Offered Shares available to the Over-Purchasing Holders for over-purchase by (ii) a fraction, the numerator of which is the number of the Ordinary Shares into which the then outstanding Senior Preferred Shares held by such Over-Purchasing Holder are convertible (calculated on an as-converted basis) and the denominator of which is the total number of the Ordinary Shares into which the then outstanding Senior Preferred Share held by all the Over-Purchasing Holders are convertible (calculated on an as-converted basis), calculated as at the date of Transfer Notice.

(iv) Subject to applicable securities laws and other Applicable Laws, the Non-Selling Shareholders shall be entitled to apportion the Offered Shares to be purchased among its partners and Affiliates upon written notice to the Company and the Selling Shareholder; provided that such partners and Affiliates (which are not parties to this Agreement) shall be subject to all the terms and conditions of this Agreement by executing the Deed of Adherence in substantially the form attached hereto as Schedule B.

(v) If a Non-Selling Shareholder gives the Selling Shareholder notice that it desires to purchase the Offered Shares, then payment for the Offered Shares to be purchased shall be made by check or wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased and the delivery of updated register of members of the Company reflecting the purchase of such Offered Shares by such Non-Selling Shareholder, at a place agreed by the Selling Shareholder and all the participating Non-Selling Shareholders and at the time of the scheduled closing therefor, which shall be no later than forty-five (45) Business Days after the Non-Selling Shareholder’s receipt of the Transfer Notice, unless such notice contemplated a later closing with the prospective third party transferee or unless the value of the purchase price has not yet been established pursuant to Section 5.03(ii).

(vi) Purchase Price. The purchase price for the Offered Shares to be purchased by the Company or the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board in good faith, which determination will be binding upon the Company and the Non-Selling Shareholder, absent fraud or error.

(vii) Rights of Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Non-Selling Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from the Non-Selling Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Non-Selling Shareholder for Transfer to the Non-Selling Shareholder.

(viii) Application of Co-Sale Right. Within seven (7) Business Days after expiration of the Extension Period (or if no Extension Period, the Investor ROFR Period), the Selling Shareholder shall give each Non-Selling Shareholder a written notice (the “First Refusal Expiration Notice”) specifying either (i) that all of the Offered Shares have been purchased by the Non-Selling Shareholders exercising rights of first refusal, or (ii) that the Non-Selling Shareholders have not purchased for all of the Offered Shares. If the Non-Selling Shareholders have not purchased for all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right set forth in Section 5.04 below.

Section 5.04 Co-Sale Right.

Each of the Non-Selling Shareholders that has not exercised its right of first refusal with respect to any Offered Share proposed to be Transferred by the Selling Shareholder (the “Co-Sale Holder”) shall have the right, exercisable upon written notice to the Selling Shareholder and the Company (the “Co-Sale Notice”) within twenty (20) Business Days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in the sale of the Offered Shares at the same price and subject to the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Shares (on an as-converted basis) that such Co-Sale Holder wishes to include in such Transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Co-Sale Holder. To the extent any Co-Sale Holder exercises such right of co-sale in accordance with the terms and conditions set forth below, the number of the Offered Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Co-Sale Holder shall be subject to the following terms and conditions:

(i) Co-Sale Pro Rata Portion. A Co-Sale Holder may sell all or any part of that number of Ordinary Shares held by or issuable to it (on an as-converted basis) that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares into which the then outstanding Senior Preferred Shares held by such Co-Sale Holder are convertible (calculated on an as-converted basis) at the time of the date of First Refusal Expiration Notice and the denominator of which is the combined number of Ordinary Shares held by the Selling Shareholder and Ordinary Shares into which the then outstanding Senior Preferred Shares held by all the Co-Sale Holders exercising the co-sale right hereunder are convertible (calculated on an as-converted basis) at the time of the date of First Refusal Expiration Notice(the “Co-Sale Pro Rata Portion”). The co-sale right under this Section 5.04 shall not apply with respect to any Shares sold or to be sold to the Non-Selling Shareholders under the right of first refusal under Section 5.03.

(ii) Transferred Shares. A Co-Sale Holder shall effect its participation in the co-sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser instrument(s) of transfer executed by such Co-Sale Holder and one or more certificates, properly endorsed for transfer, which represent:

(a) the number of the Ordinary Shares which such Co-Sale Holder elects to sell;

(b) Senior Preferred Shares, in the event that the Co-Sale Holder delivers certificates for that number of Senior Preferred Shares which is at such time convertible into the number of Ordinary Shares that the Co-Sale Holder elects to sell (on an as-converted basis); provided in such case that, if the prospective purchaser objects to the Transfer of the Senior Preferred Shares in lieu of the Ordinary Shares, the Co-Sale Holder shall convert such Senior Preferred Shares into Ordinary Shares and deliver certificates for Ordinary Shares as provided in Section 5.04(ii)(a) above. The Company agrees to make any such conversion concurrent with the actual Transfer of such shares to the prospective purchaser; or

(c) a combination of the above.

provided however, if the Selling Shareholder proposes to Transfer any ADSs to the prospective purchaser, or if the prospective purchaser objects to the Transfer of the Ordinary Shares and/or Senior Preferred Shares in lieu of the ADSs, upon written request of such Co-Sale Holder, the Company shall, and the Principal Parties shall cause the Company to, use its best efforts to convert such Ordinary Shares and/or Senior Preferred Shares into ADSs pursuant to the Registration Rights Agreement.

(iii) Payment to Co-Sale Holders; Registration of Transfer. The share certificate or certificates that a Co-Sale Holder delivers to the Selling Shareholder pursuant to Section 5.04(ii) above shall be transferred to the prospective purchaser in consummation of the Transfer of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to the Co-Sale Holder exercising the co-sale right that portion of the sale proceeds to which the Co-Sale Holder is entitled by reason of its participation in such Transfer. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase Shares or other securities from the Co-Sale Holders exercising the co-sale right hereunder, the Selling Shareholder shall not Transfer to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such Transfer, the Selling Shareholder shall purchase such Shares or other securities from the Co-Sale Holders exercising the co-sale right. The Company shall, upon surrendering by the Co-Sale Holder or the Selling Shareholder of the

certificates for the Shares or other securities being Transferred from the Co-Sale Holders as provided above, make proper entries in the register of members of the Company and cancel the surrendered certificates and issue any new certificates in the name of the prospective purchase or the Selling Shareholder, as the case may be, as necessary to consummate the transactions in connection with the exercise by the Co-Sale Holder of its co-sale rights under this Section 5.04.

Section 5.05 Conversion of Class B Ordinary Shares.

(i) During the Principal Lock-up Period, with respect to the 40,809,861 Class B Ordinary Shares held by the Principal Holding Company, in addition to the restrictions set forth in the Memorandum and Articles, the Company and the Principal Parties agree that all the number of Class B Ordinary Shares held by the Principal Holding Company will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

(a) the Principal ceases to be the ultimate Beneficial Owner of the entire equity interests of the Principal Holding Company;

(b) any direct or indirect sale, Transfer, assignment or disposition of the equity interest in the Principal Holding Company by the Principal to any Person; or

(c) any direct or indirect transfer or assignment of the voting power attached to the equity interest in the Principal Holding Company through voting proxy or otherwise to any Person.

(ii) During the Principal Lock-up Period, other than as required by the Memorandum and Articles or Section 5.05(i) above, the Principal shall not, and shall cause the Principal Holding Company not to, convert or cause or permit the conversion of, any Class B Ordinary Share into Class A Ordinary Share.

(iii) Notwithstanding any provisions to the contrary under the Memorandum and Articles, the Company may effect any conversion of Class B Ordinary Shares required pursuant to Section 5.05(i) above in any manner available under Applicable Law, including redeeming or repurchasing the relevant Class B Ordinary Shares with proceeds from the issuance of new Class A Ordinary Shares. Any Class B Ordinary Shares converted pursuant to Section 5.05(i) above shall be cancelled. For purposes of such redemption or repurchase, the Company may, subject to the Company being able to pay its debts as they fall due in the ordinary course of business, make payments out of its capital.

Article VI
Confidentiality

Section 6.01 General Obligations. Each Party undertakes to the other Party that it shall not reveal, and that it shall use its commercially reasonable efforts to procure that its respective Representatives who are in receipt of any Confidential Information do not reveal, to any third party any Confidential Information without the prior written consent of the concerned Party. The term “Confidential Information” as used in this Article VI means: (a) any non-public information concerning the organization, structure, business or financial results or condition of any Party, including but not limited to any non-public information that the Investors may have or acquire in relation to any Group Members or its customers, business, assets or affairs pursuant to Article II; (b) the terms of the 2021 Transaction Documents and the Transaction Documents, and the identities of the Parties and their respective Affiliates; and (c) any other information or material prepared by a Party or its Representatives to the extent it contains or otherwise reflects, or is generated from, Confidential Information (collectively, the “Confidential Information”); provided that “Confidential Information” shall not include information that is (i) or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in breach of this Agreement, (ii) or becomes available to a Party from a source other than the Company, (iii) already in the possession of the Party on the date hereof (other than information furnished by or on behalf of a Party) or (iv) independently developed by the Party without violating any of the confidentiality terms herein.

Section 6.02 Exceptions. The provisions of Section 6.01 shall not apply to:

(i) disclosure by a Party to a Representative or an Affiliate if such Representative or Affiliate (a) is under a similar obligation of confidentiality or (b) is otherwise under a binding professional obligation of confidentiality;

(ii) disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent requested or required under the rules of any stock exchange on which the Equity Securities of a Party or any of its Affiliates are listed or by Laws or governmental regulations or judicial or regulatory process or in connection with any proceeding arising out of or relating to this Agreement; provided that no prior notice to any Party shall be required to be given under this Section 6.02 with respect to any Proceeding commenced or brought by a Party in pursuit of its rights or in the exercise of its remedies arising out of the 2021 Transaction Documents or the Transaction Documents;

(iii) disclosure by the Investors to a financing source in connection with a bona fide loan or financing arrangement, if the recipient agrees in writing prior to any such disclosure to be subject to confidentiality obligations substantially similar to those set forth in this Article VI;

(iv) following notification in writing to the Company on a no names basis, disclosure by any Investor to a bona fide potential purchaser of any portion or all of the Equity Securities of the Company held by such Investor to the extent necessary for such potential purchaser to evaluate such a proposed transaction or for other similar business purposes, if the recipient agrees in writing prior to any such disclosure to be subject to confidentiality obligations substantially similar to those set forth in this Article VI, of which the Company is a third-party beneficiary; or

(v) disclosure by the Investors or its Affiliates of Confidential Information that is reasonably necessary in connection with its reporting requirements to its shareholders, limited partners and/or director or indirect investors in the ordinary course of business in each case, so long as the Persons being disclosed such information have been advised of the confidential nature of such information

Section 6.03 Press Release. Notwithstanding the foregoing, without the prior written consent of the Investors, the Company shall not disclose any Confidential Information or make any press releases that contains any Confidential Information, even if such disclosure or press release is required by Applicable Laws, regulations or stock exchange rules. The final form of any such disclosure or press release shall be approved in advance in writing by each Party.

Section 6.04 Use of Investors’ Name or Logo.

(i) Without the prior written consent of Joy Capital, none of the other Parties shall use, publish, reproduce, or refer to the name of Joy Capital or its Affiliate, including the name of “Joy Capital” and “愉悦资本”, or any similar name, trademark or logo in any discussion, documents or materials, including without limitation for marketing or other purposes.

(ii) The Company acknowledges that the name, brand and/or logo of NIO Capital and its Affiliates (including but not limited to “蔚来” and “NIO”) are important properties with high valuation and reputation. Abuse of which may lead to NIO Capital and/or its Affiliates unmeasurable damage. Without the prior written consent of NIO Capital, the Company, its shareholders (other than NIO Capital), its Subsidiaries and Affiliates shall not use name, brand and/or logo of NIO Capital and/or its Affiliate (including but not limited to “蔚来” and “NIO”), claim itself as a partner of NIO Capital or its Affiliate, use the name “William Li” or “李斌” for publicity, or make any similar representations. If the Company, its shareholders (other than NIO Capital), its Subsidiaries and Affiliates would like to make, or cause to be made, any press release, public announcement or any other disclosure to the public or through any third party to the public, in respect of the 2021 Transaction Documents or the Transaction Documents with NIO Capital, or NIO Capital’s subscription of share interest of the Company or any other kind of information relating to, or in connection with NIO Capital, or “William Li”/ “李斌”, they shall consult with NIO Capital first, and only release such press release, public announcement or disclosure upon written consent of NIO Capital.

Section 6.05 Overriding Provision. The provisions of this Article VI shall supersede the provisions of any separate nondisclosure agreements executed by any of the Parties with respect to the transactions contemplated hereby, and all such other nondisclosure agreements shall be terminated and null and void as between the Parties, including without limitation, any term sheet, letter of intent, memorandum of understanding or other similar agreement entered into by two or more of the Parties in respect of the transactions contemplated hereby.

Article VII
Representation and Warranties

Each Party severally but not jointly represents and warrants, with respect to itself, to the other Party that:

Section 7.01 Existence. Such Party (other than the Principal) has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization.

Section 7.02 Capacity. Such Party has the requisite power and authority to enter into and perform its or his respective obligations under this Agreement and consummate the transactions contemplated hereby.

Section 7.03 Authorization And Enforceability. This Agreement has been duly authorized, executed and delivered by such Party, and assuming the due authorization, execution and delivery by each of the other Parties, this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity.

Section 7.04 Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the memorandum and articles or other constitutional documents of such Party (other than the Principal); (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, Governmental Entity or court to which such Party is subject, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which such Party is a party or by which such Party is bound or to which any assets of such Party are subject, except in the case of clauses (ii) or (iii) as would not have a material adverse effect. There is no action, suit or proceeding, pending or, to the knowledge of such Party, threatened against such Party that questions the validity of this Agreement or the right of such Party to enter into this Agreement to consummate the transactions contemplated hereby.

Article VIII
Representation and Warranties OF PRINCIPAL PARITIES

Section 8.01 Ownership of Company Securities. The Principal Parties, jointly and severally, represent and warrant to each Investor on the date hereof that:

(i) Schedule A hereto sets forth a true, correct and complete list of (a) the Company Securities directly and indirectly owned, whether beneficially or of record, by the Principal or any of his Affiliates as of the date of this Agreement (collectively, the “Principal Securities”), and (b) the Encumbrances the Principal Securities or any direct or indirect interest in the Principal Securities is subject to;

(ii) other than the Principal Securities, as of the date of this Agreement, the Principal and the Principal Entities do not directly or indirectly own, beneficially or of record, any Company Securities or any interest in any Company Securities (including without limitation through any direct or indirect interest in any other Person that owns, beneficially or of record, any Company Securities);

(iii) other than as specifically set forth on Schedule A hereto, the Principal and/or the Principal Entities are the sole owner(s) of all right, title and interest (including voting power and power of disposition) in the Principal Securities, free and clear of any Encumbrance (including without limitation any Encumbrance on any direct or indirect interest in any other Person that owns, beneficially or of record, any Principal Securities);

(iv) (a) the Principal and a trust established under the laws of Hong Kong (the “Trust”) collectively indirectly own, beneficially and of record, 100% of all of the share capital and other securities of and all other right, title and interest (whether economic, voting or otherwise) in the Principal Holding Company, in each case free and clear of any Encumbrance; (b) all of the beneficiaries of the Trust are the Principal or his children, parents, spouse or other direct Relatives; (c) the Principal is (A) the sole director of the Trust and (B) the only Person that Controls the Trust; (d) the Principal Holding Company is the sole record and Beneficial Owner of 40,809,861 Class B Ordinary Shares and all right, title and interest therein, free and clear of any Encumbrance except as specified in on Schedule A; and (e) the Principal does not have any indebtedness, liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising out of or related to any indebtedness, liabilities or obligations of BOCOM, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such indebtedness, liability or obligation;

(v) except as set forth on Schedule A hereto, the Principal Securities are not subject to any voting trust or other agreement, arrangement or understanding restricting or otherwise related to the voting or Transfer of such Principal Securities (other than this Agreement), and the Principal and the Principal Entities have not appointed or granted any proxy, power-of-attorney or other authorization or consent that is still in effect with respect to any Principal Securities (other than this Agreement); and

(vi) except as set forth on Schedule A hereto, the Principal and the Principal Entities are not subject to any agreement, contract, instrument or other contractual obligations that may cause the change of Beneficial Ownership of the Principal Securities.

Article IX
OTHER UNDERTAKINGS

Section 9.01 Non-Competion.

(i) Without prejudce to any non-completion and non-solication agreement of the Principal with the Company or any other Group Company, each of the Principal Parties undertakes to the Investors that, for so long as he/it beneficially holds any Company Securities and two years thereafter or such other shorter, but longgest period permitted by Applicable Laws, he/it will not, without the prior written consent of the Investors, either on his/its own account or through any of his/its Affiliates, or in conjunction with or on behalf of any other Person: (a) carry out, be engaged, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent in any business in competition with the businesses as engaged by any Group Company from time to time (the “Restricted Business”), provided that the foregoing restriction shall not apply to being a passive owner, directly or indirectly, of less than 1% of the outstanding share capital of any publicly traded company engaged in any Restricted Business; or (b) solicit or entice away or attempt to solicit or entice away from any Group Company, any Person who is a customer, client, representative, agent or correspondent of such Group Company or in the habit of dealing with such Group Company.

(ii) In the event any entity directly or indirectly established or managed by any Principal Party, engages or will engage in any Restricted Business, the Principal Parties shall cause such entity (a) to disclose any relevant information to the Investors upon request, and (b) transfer such lawful business to the Company or any Subsidiary designated by the Company immediately.

Article X
termination

Section 10.01 General. Save for the provisions which Section 10.03 provides shall continue in full force following termination for any reason whatsoever, this Agreement shall terminate immediately upon the mutual written consent of the Parties (or their respective lawful successors and assigns).

Section 10.02 Termination with Respect to a Shareholder. Subject to Article V, upon the Transfer by any of the Investors or the Principal Holding Company of all of the Equity Securities of the Company registered in its name to a Permitted Transferee in accordance with the terms and conditions of this Agreement, such Party (and with respect to the Principal Holding Company, the Principal Parties) shall automatically cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

Section 10.03 Survival. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except that (i) Article I, Article VI, this Section 10.03, Section 11.15 and Section 11.16 shall continue to exist after the termination of this Agreement in accordance with their terms, and (ii) termination of this Agreement shall not affect any rights or liabilities that the Parties have accrued under this Agreement prior to such termination.

Article XI
Miscellaneous.

Section 11.01 Notices. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 11.01; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 11.01; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 11.01:

If to the Investors: Joy Capital	Astral Success Limited Unit F, 37/F, COS Centre, 56 Tsun Yip Street, Kwun Tong, Hong Kong E-mail: [*] With copy to: [*] Attn: [*]

NIO Capital

Abundant Grace Investment Limited, Abundant Glory Investment L.P.

Unit 2412, 24F HKRI Taikoo Hui Center I, 288 Shimen Yi Road, Jing'an District, Shanghai, China 200041

E-mail: [*]

With copy to: [*]

Attn: [*]

If to the Company:	Uxin Limited 1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: [*] Attn: [*]

If to Principal Parties Principal	1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: [*] Attn: [*]

Principal Holding Company	Xin Gao Group Limited 1-3/F, No. 12 Beitucheng East Road Chaoyang District, Beijing, 100029 People’s Republic of China E-mail: [*] Attn: [*]

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 11.01. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 11.02 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, the other Transaction Documents and the 2021 Transaction Documents.

Section 11.03 Assignments and Transfers. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that each Investor may assign this Agreement to (i) any Affiliate of such Investor without the prior consent of the other Parties, (ii) to any transferee with a Transfer of the Senior Preferred Shares, the Conversion Shares or ADSs to such third party, and (iii) for collateral security purposes, to any lender of the Investor or any of its Affiliates in connection with a bona fide loan or financing arrangement secured by the Senior Preferred Shares, the Conversion Shares or ADSs; provided, further, that the Principal Holding Company may assign this Agreement to any Permitted Transferee of the Principal Holding Company with a Transfer of Equity Securities of the Company to such Permitted Transferee in accordance with Section 5.02.

Section 11.04 Rights Cumulative; Specific Performance. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.05 Amendment. This Agreement may be amended only by a written instrument executed by each of the Parties.

Section 11.06 Waiver. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

Section 11.07 No Presumption. The Parties acknowledge that any Applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

Section 11.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.09 Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement and understanding among the parties hereto and thereto with respect to the subject matters hereof and thereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, related to the subject matter hereof and thereof.

Section 11.10 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 11.11 Descriptive Headings; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

Section 11.12 Control. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Members, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects among the Parties, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Charter Documents.

Section 11.13 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Shares, then, upon the occurrence of any subdivision, combination or share dividend of the Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted, as appropriate, to reflect the effect on the outstanding Shares by such subdivision, combination or share dividend.

Section 11.14 Use of English Language. This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

Section 11.15 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

Section 11.16 Dispute Resolution.

(i) Each of the Parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Hong Kong and administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force at the time of the commencement of the arbitration, (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of Hong Kong in any such arbitration. There shall be three (3) arbitrators. The claimant shall appoint one (1) arbitrator, and the respondent shall appoint one (1) arbitrator no more than ten (10) days following the official appointment of the arbitrator appointed by the claimant, failing which such arbitrator shall be appointed by HKIAC; the third arbitrator shall be the presiding arbitrator and shall be appointed jointly by the arbitrators ap-pointed by the claimant and respondent within ten (10) days of the later of the appointment of the arbitrators appointed by the said Parties, failing which such arbitrator shall be appointed by HKIAC.

(ii) The arbitration shall be conducted in English.

(iii) The Parties acknowledge and agree that, in addition to contract damages, the arbitrator may award provisional and final equitable relief, including injunctions, specific performance and lost profits.

(iv) The decision of the arbitration tribunal shall be final, conclusive and binding on the Parties to the arbitration. Judgment may be entered on the arbitration tribunal’s decision in any court having jurisdiction.

(v) When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi) The Parties understand and agree that this provision regarding arbitration shall not prevent any Party from pursuing preliminary, equitable or injunctive relief in a judicial forum pending arbitration in order to compel another Party to comply with this provision, to preserve the status quo prior to the invocation of arbitration under this provision, or to prevent or halt actions that may result in irreparable harm. A request for such equitable or injunctive relief shall not waive this arbitration provision.

(vii) The Parties expressly consent to the joinder of additional part(ies) in connection with the Transaction Documents to the arbitration proceedings commenced hereunder and/or the consolidation of arbitration proceedings commenced hereunder with arbitration proceedings commenced pursuant to the arbitration agreements contained in the Transaction Documents. In addition, the Parties expressly agree that any disputes arising out of or in connection with this Agreement and the Transaction Documents concern the same transaction or series of transactions.

(viii) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 11.17 Deed of Adherence. (a) Any Person who acquires Senior Preferred Shares pursuant to the Subscription Agreement or the 2021 Subscription Agreement, (b) any Person who acquires Senior Preferred Shares by exercise of any of the Warrants, provided that, if such Person is not an Affiliate of the Investor who transferred the Warrant (in whole or in part) to such Person, only if so elected by such Investor at its sole discretion, and (c) any investor of the Company or any transferee of an Investor who acquires rights, interests and obligations of this Agreement pursuant to Sections 3.04, 5.03 or 11.03, may, by signing and delivering a Deed of Adherence in substantially the form attached hereto as Schedule B, join and become a party to the Agreement as an “Investor” with the same force and effect as if it were originally a party hereto.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

UXIN LIMITED

By /s/ Kun DAI_____________________
Print Name: Kun DAI (戴琨)
Title: Director

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

PRINCIPAL:

_/s/ Kun DAI_____________________________________

Kun DAI (戴琨)

PRINCIPAL HOLDING COMPANY:

Xin Gao Group Limited

By ___/s/ Kun DAI_________________________
Print Name: Kun DAI (戴琨)
Title: Director

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

JOY CAPITAL

ASTRAL SUCCESS LIMITED

By __/s/ Erhai Liu __________________________________________
Print Name: Erhai Liu
Title: Authorized Signatory

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

NIO CAPITAL

ABUNDANT GRACE INVESTMENT LIMITED

By __/s/ Mao Wei ___________________________________
Print Name: Mao Wei
Title: Director

[Signature Page to Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTOR:

NIO CAPITAL

ABUNDANT GLORY INVESTMENT L.P.

acting through Nio Capital II LLC in its capacity as the general partner

By ___/s/ Zhu Yan _______________________
Print Name: Zhu Yan
Title: Authorized Signatory

[Signature Page to Amended and Restated Investors’ Rights Agreement]

SCHEDULE A

PRINCIPAL SECURITIES

Company Securities	Number of Shares	Shareholder	Encumbrances	Voting Rights / Transfer Restrictions
Class B Ordinary Shares	40,809,861	Xin Gao	None	Subject to this Agreement
Class A Ordinary Shares	14,764,090	BOCOM	All pledged to a thirdparty lender and subject to enforcement.

Voting rights of these shares shall be exercised (i) in accordance with the directions of Apex Wisdom Investment Limited, as holder of a note issued by BOCOM, or (ii) subject to certain conditions and at the option of Huarong Rongde (Hong Kong) Investment Management Company Limited, as holder of a note issued by BOCOM, either by, or in accordance with the directions of, Huarong Rongde (Hong Kong) Investment Management Company Limited.

Transfer of these shares requires the affirmative vote or written consent of a majority of the Apex Wisdom Investment Limited’s directors.

Schedule A to Amended and Restated Investors’ Rights Agreement

SCHEDULE B

DEED OF ADHERENCE

THIS DEED is made on [*], 2022 by [*] of [*] (the “New Party”)

WHEREAS:

(A) On [*], 2022, Uxin Limited (the “Company”) and certain other parties thereto entered into a restated and amended investors’ rights agreement (as amended, supplemented or novated from time to time, the “Investors’ Rights Agreement”).

(B) This Deed is entered into to record and effect the admission of the New Party under the Investors’ Rights Agreement.

NOW THIS DEED WITNESSES as follows:

1. Unless the context otherwise requires, (a) words and expressions defined in the Investors’ Rights Agreement shall have the same meanings when used in this Deed, and (b) the rules of interpretation contained in Section 1.02 (Interpretation) of the Investors’ Rights Agreement shall apply to the construction of this Deed.

2. The New Party hereby confirms that it has been supplied with a copy of the Investors’ Rights Agreement, and has reviewed the same and understands its contents.

3. The New Party undertakes to each of the parties to the Investors’ Rights Agreement (whether assuming any rights or obligations under the Investors’ Rights Agreement on the date of the Investors’ Rights Agreement or thereafter) to be bound by and comply in all respects with the Investors’ Rights Agreement, and to assume the benefits of the Investors’ Rights Agreement, as if the New Party had executed the Investors’ Rights Agreement as an Investor and was named as a party to it.

4. The New Party warrants and undertakes to each of the parties to the Investors’ Rights Agreement (and each other person who may from time to time expressly adhere to the Investors’ Rights Agreement) in the terms set out in Article VII of the Investors’ Rights Agreement (except that the warranty set out in Section 7.01 (Existence) of the Investors’ Rights Agreement shall not be given by the New Party if it is an individual), but so that such warranties and undertakings shall be deemed to be given on the date of this Deed and shall be deemed to refer to this Deed.

5. This Deed is made for the benefit of:

(a) the parties to the Investors’ Rights Agreement; and

(b) any other Person who may after the date of the Investors’ Rights Agreement (and whether or not prior to, on or after the date hereof) assume any rights or obligations under the Investors’ Rights Agreement and be permitted to do so by the terms thereof;

and this Deed shall be irrevocable.

6. The address and e-mail address of the New Party for the purpose of Section 11.01 (Notices) of the Investors’ Rights Agreement shall be as follows:

Address: [*]

Schedule B to Amended and Restated Investors’ Rights Agreement

E-mail: [*]

For the attention of: [*]

7. This Deed shall be read as one with the Investors’ Rights Agreement so that any reference in the Investors’ Rights Agreement to “this Deed” and similar expressions shall include this Deed.

8. Section 11.15 (Governing Law) and Section 11.16 (Dispute Resolution) of the Investors’ Rights Agreement shall apply to this Deed. This Deed and any non-contractual obligations arising out of or in connection with this Deed shall be governed by and construed in accordance with the laws of Hong Kong.

[Signature Pages Follow]

Schedule B to Amended and Restated Investors’ Rights Agreement

IN WITNESS WHEREOF the undersigned has hereto executed and delivered this Deed as of the day and year first above written.

[Seal]

SIGNED, SEALED and DELIVERED as a deed by [*] acting by __________________________, who is duly authorised to sign on its behalf	Director/Authorised Signatory

Schedule B to Amended and Restated Investors’ Rights Agreement